EXHIBIT 11.1

GLOBAL SHIP LEASE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Global Ship Lease, Inc. (the “Corporation”) has adopted this Code of Business Conduct and Ethics (the “Code”) for all of the Corporation’s employees, directors, officers and agents (“Employees”).

I. CONFLICTS OF INTEREST

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of the Corporation as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Corporation to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should discuss the matter with the Audit Committee or counsel to the Corporation immediately.

II. CORPORATE OPPORTUNITIES

Employees owe a duty to advance the legitimate interests of the Corporation when the opportunities to do so arise. Employees may not take for themselves opportunities that are discovered through the use of corporate property, information or position.

III. RELATED PARTY TRANSACTIONS

All transactions between the Corporation and any of its officers, directors and employees or their respective affiliates shall be on terms believed by the Corporation to be no less favorable than are available from unaffiliated third parties and such transactions will require prior written approval, in each instance by a majority of the Corporation’s uninterested “independent” directors, as defined in the New York Stock Exchange listing standards, or the members of the Corporation’s board of directors who do not have an interest in the transaction, in either case who had access, at the Corporation’s expense, to its attorneys or independent legal counsel.

IV. CONFIDENTIALITY AND PRIVACY

It is important that Employees protect the confidentiality of Corporation information. Employees may have access to proprietary and confidential information concerning the Corporation’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Corporation’s business, financial results and prospects and potential corporate transactions. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. The consequences to the Corporation and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Corporation’s customers, potential customers or Employees must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

V. HONESTY AND FAIR DEALING

Employees must endeavor to deal honestly, ethically and fairly with the Corporation’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Further, no Employee may take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Corporation’s independent auditors in the performance of their audit or review of the Corporation’s financial statements.

VI. PROTECTION AND PROPER USE OF COMPANY ASSETS

The Corporation’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Corporation’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Corporation’s profitability. If you become aware of theft, waste or misuse of the Corporation’s assets you should report this to your manager.

VII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the Corporation’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

Any Employee who is unsure whether a situation violates any applicable law, rule, regulation or Corporation policy should contact the Corporation’s outside legal counsel.

VIII. SECURITIES TRADING

As a public company, the Corporation is subject to a number of laws concerning the sale and purchase of its shares and other publicly traded securities. Corporation policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Corporation or any other company, including a customer or supplier that has a significant relationship with the Corporation. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If an Employee’s and/or any of their family members have any doubt as to whether they possess material nonpublic information, they should contact either the Chief Executive Officer or the Chief Financial Officer, and the advice of legal counsel may be sought.

IX. DISCLOSURE

Employees are responsible for ensuring that the disclosure in the Corporation’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Employees shall take such action as is reasonably appropriate to: (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Corporation is made known to them; (ii) confirm that the Corporation’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Corporation’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Corporation. Employees will not knowingly: (i) make, or permit or direct another to make, materially false or misleading entries in the Corporation’s, or any of its subsidiary’s, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Corporation’s independent auditor or outside legal counsel.

X. PROCEDURES REGARDING WAIVERS

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by the Corporation.

XI. INTERNAL REPORTING AND WHISTLEBLOWER POLICY

Employees shall take all appropriate action to stop any known misconduct by fellow Employees or other Corporation personnel that violate this Code. Employees shall report any known or suspected misconduct to the Chairman of the Audit Committee or the Corporation’s outside legal counsel. This requirement of all Employees is designed to provide a channel of communication for Employees and others who have concerns about the conduct of the Corporation or any of its Employees, including with respect to the Corporation’s accounting controls or auditing matters. The Corporation will not retaliate or allow retaliation for reports made in good faith.

Any Employee may report to the Audit Committee openly, confidentially or anonymously any accounting allegation or legal allegation or report of a retaliatory act. Accounting allegations, legal allegations and reports of a retaliatory act can be made in writing to Global Ship Lease, Inc., Attn: Audit Committee, Global Ship Lease Services Limited, 10 Greycoat Place, London SW1P 1SB. Such reports can also be made directly to management either (a) confidentially by contacting the Corporation’s Chief Financial Officer in writing or in person at Global Ship Lease, Inc., Attn: Chief Financial Officer, Global Ship Lease Services Limited, 10 Greycoat Place, London SW1P 1SB, or (b) by contacting the Chairman of the Audit Committee or the responsible partner at the Corporation’s outside counsel, as advised from time to time. Employees may make a report at this number without divulging their name. The information in the report will be provided to management or, if requested by the individual making the report, the Audit Committee as promptly as practicable. The Corporation strictly prohibits any retaliation for good faith reporting of a possible violation of law, ethics or Corporation policy, no matter whom the report concerns.

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